Exhibit 99.1

FOR IMMEDIATE RELEASE - FINAL DRAFT

Diversified Holding Company Air T, Inc.
Names Brett Reynolds as SVP and CFO

Minneapolis, MN and Denver, NC -- Wednesday, May 9, 2018 -- Air T, Inc., (NASDAQ: AIRT), a diversified holding company with operations in air cargo, aviation ground support equipment and services, and aircraft engine sales, today announced that it has appointed Brett Reynolds as Senior Vice President, Chief Financial Officer and Principal Financial Officer, effective immediately. Mr. Reynolds will be based in Air T’s executive offices in Minneapolis. Candice Otey, Air T’s former CFO, based in Denver, NC, will continue to serve as Chief Accounting Officer of Air T, Inc. as well as CFO of Air T’s wholly-owned Mountain Air Cargo, Inc. and CSA Air, Inc. air cargo subsidiaries.

Air T Chairman and CEO, Nick Swenson, commented, “We are excited to welcome Brett Reynolds to the Air T family, expanding the capabilities and experience of our senior management team as we pursue new growth avenues. Brett brings an impressive resume and track record of financial management as well as relevant skills in the area of mergers, acquisitions and their successful integration. He also has substantial public company experience which should contribute to enhancing Air T’s visibility and investor relations profile. This is a win-win for the Company as Brett’s appointment will allow Candice Otey to devote more time to her role as CFO of our air cargo subsidiaries and as Air T’s Chief Accounting Officer.”

Brett Reynolds, commented: “I am thrilled to join the Air T organization to help build upon their substantial track record in buying and growing companies to create long-term shareholder value. The Air T platform offers tremendous potential for continued growth and improved profitability and cash flow through additions to the holding company platform combined with strategic guidance and operational discipline. I couldn’t imagine a more perfect opportunity to help build a high-performing company in an entrepreneurial setting.”

Mr. Reynolds brings over 25 years of experience as a results-oriented senior financial executive with significant public company and mergers, acquisition and integration expertise. He most recently served as SVP and CFO of Cogentix Medical, Inc., a publicly-traded medical device manufacturer that was purchased by Laborie Medical Technologies for $239 million in April 2018. Cogentix was formed in March 2015 through the merger of publicly-traded companies Vision Sciences and Uroplasty. Mr. Reynolds joined Uroplasty as SVP and CFO in August 2013. He previously served for seven years as CFO of Synovis Life Technologies, Inc., a publicly-traded medical device manufacturer purchased by Baxter International for $325 million in 2012. Prior to Synovis, Mr. Reynolds served in executive financial positions at Chiquita Processed Foods, LLC, Imation Corp. and Deloitte & Touche LLP.

As part of Mr. Reynolds joining Air T, Inc., he will be granted a warrant to purchase 25,000 shares of the Company’s common stock (the “Warrant”). The Warrant will have an exercise price equal to the lower of: (a) the 120-day volume-weighted average price (‘VWAP’) starting the day on which the trading window opens following the filing of the Company’s Form 10K for fiscal 2018; or (b) the price at which the Company repurchases 25,000 shares of its common stock at the soonest available opportunity following the next open trading window, subject to maximum volume restrictions of 20% of daily volume when the stock price is above $27.50 per share, will have a term of ten years, and will become exercisable in equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance; provided Mr. Reynolds remains an employee of the Company. The Warrant was a condition of employing Mr. Reynolds and the terms and conditions were approved by the independent members of the Board of Directors and the Compensation Committee under NASDAQ Listing Rule 5635(c)(4).

ABOUT AIR T, INC.

Established in 1980, Air T, Inc. is a diversified holding company with four core industry segments: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and aircraft engine aftermarket and parts. The Company’s ownership interests consist of a broad set of operating and financial assets that are designed to expand, strengthen and diversify Air T's cash earnings power. For more information, visit www.airt.net.

FORWARD LOOKING STATEMENT

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company's customers, the timing and amounts of future orders under the Company's Global Ground Support subsidiary's contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT

Media

Anthony Giombetti

818-821-7530

anthony@giombettipr.com